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                                                  Exhibit 99

April 24, 1994 -    FIRST-QUARTER CATASTROPHES DAMPEN
                    ST. PAUL COMPANIES RESULTS

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) reported
1994 first-quarter operating earnings of $49.6 million, or $1.09 per share, compared with first-quarter 1993 operating earnings of $79.9 million, or $1.77 per share.

     Net income for first-quarter 1994 was $64.4 million, or $1.42 per share, compared with $88.0 million, or $1.95 per share, for the first quarter of 1993. Net income included after-tax realized gains of $14.9 million, or $0.33 per share, for the first quarter of 1994, compared with $8.1 million, or $0.18 per share, for the first quarter of 1993.

     "Catastrophe losses were the highest ever in a first quarter for the property-liability insurance industry and for The St. Paul. Our catastrophe losses in the first quarter of 1994 were more than we experienced during all of 1993," said Douglas W. Leatherdale, chairman and chief executive officer. "Still, we're in the business of paying catastrophe claims, which by their very nature are unpredictable and volatile. We expect quarters like this from time to time. So, it's important to note that, aside from the catastrophe losses, our underwriting operations performed well in the first quarter."

First-quarter catastrophe losses totaled $89.7 million pretax, or $1.40 per share after-tax, including $55.2 million in losses from the California earthquake; East Coast winter storms accounted for most of the remaining losses. That compares with pretax catastrophe losses of $46.2 million in the first quarter of 1993, or $0.68 per share after-tax.
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Underwriting Operations
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                   THE ST. PAUL COMPANIES
            FIRST-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended March 31        1994            1993
- ---------------------------        ----            ----

Written premiums                $804,571,000     $761,152,000

Underwriting loss               ($83,057,000)    ($60,216,000)

Net investment income           $164,525,000     $161,830,000

Pretax operating earnings*       $69,312,000     $101,473,000

Statutory combined ratio               110.2            108.8
Impact of catastrophes on loss ratio    10.6              5.8

*excluding realized investment gains

The first quarter of 1994 includes results from Economy Fire
& Casualty Company, which The St. Paul acquired in the third quarter of 1993.


Insurance Brokerage Operations
- ------------------------------

     The Minet Group had a pretax loss of $9.0 million for the first quarter, compared with a pretax loss of $7.8 million for first-quarter 1993.

     "The first quarter is a weak period seasonally for Minet," Leatherdale said. "We believe Minet is on track with its recovery and expect better results in future quarters."

Investment Banking-Asset Management Operations
- ----------------------------------------------

     The St. Paul's investment in The John Nuveen Company produced 1994 first-quarter pretax earnings of $17.3 million, compared with $20.4 million for first-quarter 1993.
The St. Paul owns 75 percent of Nuveen stock.

     "Nuveen's largest source of revenue - investment advisory fees from assets under management - performed well in the first quarter, producing $47 million, up from $39 million in first-quarter 1993,"
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Leatherdale said.  "However, Nuveen's investment banking and unit investment trust operations were hit hard by increasing interest rates in the first quarter."


Consolidated Financial Position
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     Consolidated assets of The St. Paul Companies as of
March 31, 1994, were $16.7 billion, compared with $17.1 billion as of Dec. 31, 1993.

     Common shareholders' equity was $2.7 billion at the end of the first quarter, compared with $3.0 billion on Dec. 31, 1993. Book value per common share on March 31, 1994, was $64.04, compared with $70.95 on Dec. 31, 1993.

     Assets and common shareholders' equity were down from year-end due to the decrease in the value of The St. Paul's bond portfolio. At the end of 1993, The St. Paul adopted
Statement of Financial Accounting Standards No. 115, which results in its bond portfolio being reported at estimated market value.

The St. Paul Companies, headquartered in Saint Paul, Minn.
is a group of companies that provides property-liability insurance underwriting and insurance brokerage products and services.


                   THE ST. PAUL COMPANIES
             CONSOLIDATED FIRST-QUARTER RESULTS

                                      1994                1993
                                      ----                ----

Revenues                         $1,163,775,000    $1,114,028,000

Operating Earnings                  $49,572,000       $79,910,000
   Per Common Share (Fully Diluted)       $1.09             $1.77

Realized Investment Gains,
   Net of Taxes                     $14,865,000        $8,121,000
     Per Common Share (Fully Diluted)     $0.33             $0.18

Net Income                          $64,437,000       $88,031,000
   Per Common Share (Fully Diluted)*      $1.42             $1.95


* Primary net income per common share was $1.47 for the first quarter of 1994 compared with $2.02 for the first quarter of 1993.